 EXHIBIT 6

EXECUTION VERSION

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (“Agreement”) is being entered into as of August 4, 2023, by and between Poseida Therapeutics, Inc., a Delaware corporation (the “Company”), and Astellas US, LLC, a Delaware corporation (“Counterparty”). Each of the Company and Counterparty are referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, Counterparty and the Company are parties to a Confidential Disclosure Agreement, effective as of June 8, 2022 (as may be amended from time to time, the “CDA”). As a condition to the Company sharing additional confidential information with Counterparty under the CDA, the Parties, intending to be legally bound, acknowledge and agree as follows:

1.            Standstill Provision. During the eighteen (18) month period commencing on the date of this Agreement (the “Standstill Period”), neither Counterparty nor any of Counterparty’s Representatives (as defined below) acting on behalf of and at the direction of Counterparty will, in any manner, directly or indirectly:

(a)

make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities (including derivatives thereof) of any subsidiary or other affiliate of the Company other than the securities to be acquired from the Company pursuant to that certain Securities Purchase Agreement, dated on or about the date hereof between the Company and Counterparty, (ii) any acquisition of any assets of the Company or any assets of any subsidiary, division or other affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other controlled affiliate of the Company or involving any securities or assets of the Company or any securities or assets of any subsidiary, division or other affiliate of the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b)

form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company or any subsidiary or division of the Company;

(c)	act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

(d)	take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)	agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f)	assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g)	enter into any discussion, negotiation, arrangement or agreement with any other Person relating to any of the foregoing; or

(h)

request or propose (either directly or indirectly) that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Agreement (including this clause “(h)”).

Notwithstanding any other provision of this Agreement to the contrary, nothing herein will prevent the Counterparty or its Representatives from communicating with the Chief Executive Officer of the Company to make a proposal for or to negotiate with the Company in respect of a tender or exchange offer, merger or other business combination, or any other of the transactions described in Section 1 (including a license or acquisition of the Company’s P-MUC1C-ALLO1 product, an allogeneic CAR-T cell therapy in development for multiple solid tumor indications) involving the Company and the Counterparty so long as such communication is made confidentially and does not require public disclosure. Following the end of the Standstill Period, nothing in this Agreement shall, directly or indirectly, prevent or otherwise limit the Counterparty and its Representatives from taking any actions referred to in clauses “(a)” through “(h)” of this Section 1 or related thereto, and in each case without notice to or consultation with the Company. In addition, this Section 1 shall terminate and be of no further force and effect and the Counterparty and its Representatives shall not otherwise be restricted from taking any actions referred to in clauses “(a)” through “(h)” of this Section 1 if the Company enters into a definitive agreement with a third party for (A) the sale or transfer to such third party of more than 50% of the equity securities of the Company entitled to vote in the normal course in the election of the board of directors (the “Board”) of the Company (“Equity Securities”) or outstanding voting power of the Equity Securities of the Company or all or substantially all of assets of the Company; or (B) a transaction in which holders of the Equity Securities of the Company prior to such transaction will not own, immediately following such transaction, more than 50% of the outstanding voting power of either (I) the corporation resulting from such transaction (the “Surviving Corporation”), or (II) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding voting power of the Surviving Corporation (each of the transactions described in the foregoing clause (y), an “Alternative Transaction”); or (z) a tender offer or exchange offer with respect to more than 50% of the Company's Equity Securities is commenced and the Board either has recommended in favor of such transaction or has failed to recommend against such transaction within ten (10) business days after its commencement.

2.            No Waiver.  No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

3.            Remedies. The Counterparty acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Counterparty or by any of Counterparty’s Representatives and that the Company would suffer irreparable harm as a result of any such breach. Accordingly, the Company will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by Counterparty or any of Counterparty’s Representatives, and Counterparty further agrees to waive any requirement for the showing of actual damages or securing or posting of any bond in connection with such remedy. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Company. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Counterparty or any of its Representatives have breached this Agreement, Counterparty will be liable for, and will pay to the Company and its Representatives, the reasonable legal fees incurred by the Company and its Representatives in connection with such litigation (including any appeal relating thereto).

4.            Successors and Assigns; No assignment. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement may not be assigned by any Party without the express prior written consent of the other Party.

5.            Applicable Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party and its Representatives: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party or any of such Party’s Representatives; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

6.            Miscellaneous.
(a)

For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or during the term of this Agreement becomes (i) an affiliate of such Party or (ii) an officer, director, member, manager, executive partner, employee, partner, advisor (including without limitation accountants, attorneys, financial advisors, and consultants), agent or other representative of such Party or of such Party’s affiliates, and the term “Person,” will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(b)	The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.
(c)

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(d)

This Agreement constitutes the entire agreement between Counterparty and the Company regarding the subject matter hereof and supersedes any prior agreement between the Counterparty and the Company regarding the subject matter hereof.

(e)

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Standstill Agreement to be executed as of the date first set forth above.

COMPANY:

POSEIDA THERAPEUTICS, INC.

By: /s/ Mark J. Gergen

Name: Mark J. Gergen

Title: Chief Executive Officer

COUNTERPARTY:
ASTELLAS US, LLC

By: /s/ Mark Reisenauer

Name: Mark Reisenauer

Title: President

[Signature Page to Standstill Agreement]